UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Digital Ally, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

We are filing this Amendment No. 1 (this “Amendment No. 1”) to the definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on November 22, 2024 (the “Original Proxy Statement”) in connection with the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Digital Ally, Inc. in order to correct (i) the “Vote Required” column of the Proposal Four row appearing in the table on page 4 of the Original Proxy Statement, under the title “How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?”, as set forth herein and (ii) the “Vote Requirement and Recommendation” section of Proposal Four, on page 34 of the Original Proxy Statement, as set forth herein. This Amendment No. 1 is filed solely to amend the Original Proxy Statement to correct the vote required to approve Proposal Four.

Shareholders are encouraged to read this Amendment No. 1 in conjunction with the Original Proxy Statement and the Original Proxy Statement should be read in its entirety, except as superseded by the information as reflected in the corrected sections set forth herein.

Proposal		Vote Required	Broker Discretionary Vote Allowed
4.	Approve a proposal to authorize the Board, in its sole and absolute discretion, and without further action of the stockholders, to file an amendment to our Articles of Incorporation, to effect a reverse stock split of our issued and outstanding common stock at a ratio to be determined by the Board, ranging from one-for-five (1:5) to one-for-twenty (1:20), with such reverse stock split to be effected at such time and date, if at all, as determined by the Board in its sole discretion, but no later than December 16, 2025, when the authority granted in this proposal to implement the reverse stock split would terminate	The affirmative vote of the holders of a majority of the votes cast.	Yes.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the votes cast will be required to approve the amendment to our Articles of Incorporation to give effect to the Reverse Stock Split.